November 19, 2020

Karen Mullane

Dear Karen:

World Wrestling Entertainment, Inc. (“WWE”) is happy to extend the following offer of employment to you:

Title:Controller (SVP)

Location:1241 East Main Street,  Stamford, CT  06902

Department:Finance and Accounting

Reports to:Kristina Salen,  Chief Financial Officer

Start Date:November 19, 2020

Compensation and Benefits

Base Salary:   The starting base salary is $415,000 annually, less withholding, which will be paid bi-weekly.

Merit Increases:   All merit increases will be paid out in accordance with our merit pay-out schedule.

Incentive Bonus:   You are eligible to participate in the WWE Bonus Plan. The funding of the plan is based upon the Company’s achievement of financial and/or strategic performance measures, as determined by the WWE in its discretion. The bonus pool funding can increase, decrease or be forfeited based on the level of achievement of the performance measures. The target bonus for your position is 35% of your base salary. Your individual award will be determined based upon your performance appraisal score and management discretion. The terms of any bonus eligibility can be modified or deleted at any time within WWE’s sole discretion.

Sign-On Bonus:   In consideration of accepting employment and your agreement to the provisions herein, you will be entitled to receive a one-time sign-on bonus in the amount of $61,500 less applicable deductions payable on the first pay date following 30 days of employment. If you voluntarily terminate employment with WWE, you must reimburse WWE 100% of your sign-on bonus payments. Reimbursement is due on or before your last day of employment, and you expressly authorize us to withhold, to the full extent allowed by law, any unpaid amount from any and all amounts (including 25% of salary) the Company would otherwise owe you.  Please acknowledge your approval of such withholding by signing the direction letter attached hereto as Exhibit A.

Relocation:   We will provide you with:

•	$20,000 (gross) lump sum to cover relocation expenses, payable through WWE’s Global Mobility & Relocation partner, Graebel.
•	In addition, WWE shall provide you with up to (3) months of temporary housing to be secured by WWE.

If you voluntarily terminate employment with WWE, or your employment is terminated by WWE for “cause” as currently defined in the Company’s Severance policy, within one year of your date of hire, you must reimburse WWE 100% of relocation costs incurred by WWE on your behalf. Reimbursement is due within 10 days following last day of employment. Most relocation expenses including temporary housing are considered ordinary income according to IRS regulations and will be added to your taxable income on your W-2 at year-end. You are responsible for all taxes associated with this additional income.

WWE Equity:   Conditional upon full Board approval, you will be granted restricted stock units of Class A Common Stock of WWE valued at $166,000 to be received on your official start date. These restricted stock units (less applicable taxes and other deductions required by law) will vest in equal annual installments over three years, at all times subject to and governed by the terms of the Company’s Omnibus Incentive Plan (“OIP”). These shares, as well as future shares, may also be subject to the Company’s stock ownership guidelines, and at all times, all other terms and conditions of your eligibility for equity shall be governed by the plan.

You will also be considered for eligibility in all future stock programs that are offered to other key executives in the Company, including the Performance/ Stock (PSU) program, at all times subject to management’s and the Compensation Committee’s discretion and at all times, all other terms and conditions of your eligibility for equity shall be governed by the plan.

Benefits:   You will be eligible for full company benefits on the first day of the month coincident or following your date of hire. WWE benefits include (but are not limited to): medical, dental, life and disability. To help you build a financially secure future, you will be automatically enrolled in our 401k plan at 3%. Should you elect to opt out of the 401k auto-enrollment, please call Fidelity at 1-800-835-5097, after you receive their confirmation letter. WWE currently matches fifty percent (50%) of your contributions up to six percent (6%) of salary. This match is subject to a one-year vesting and may be changed by the Company at any time within WWE’s sole discretion.

Vacation:   Three  (3)  weeks’ vacation and three (3) personal days for the calendar year of 2021. Vacation accrual and use subject to WWE policy then in force.

Severance:   According to WWE’s Severance Policy, if any, in force at the time of separation from employment.

Work Week:   While the standard work week is 40 hours per week, such hours are subject to business needs as determined by management in its discretion.  As an exempt employee, your salary covers all hours worked during any given work week or other time period.  You are further expected to work all hours necessary to meet the requirements of your position.

Acceptance and Onboarding

This offer is contingent upon satisfactory reference and background checks and compliance with all Immigration Control and Reform Act requirements. At all times, your employment relationship with WWE will be “at-will.” This means that either you or WWE can end your employment at any time, for any or no reason.

Please indicate your acceptance by signing below and sending a copy of this entire letter to Brad Kogut via email at Brad.Kogut@wwecorp.com by November 19, 2020.

Following acceptance of this offer, as it gets closer to your start date, you will receive a communication granting you access to our Workday HR system where you will have the opportunity to review and sign our policies and procedures.

On behalf of WWE, we are very pleased that you have accepted this offer and look forward to having you join our team.

Sincerely,

/s/ JAMES JOHNSTONE

James Johnstone

Senior Vice President, Human Resources

/s/ KAREN MULLANE11/19/2020

Karen MullaneDate

Exhibit A

Human Resources Department

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT  06902

To whom it may concern:

This Exhibit A acknowledges receipt of a $61,500 of a sign-on bonus which will be payable to me on the first pay date following 30 days of employment and which is reimbursable to WWE in the event that I voluntarily resign, on or before the first anniversary of my start date with the Company. In such case, WWE is hereby authorized and directed to the full extent allowed by law, to withhold the maximum amount permitted by law from any remaining salary due me and/or any vacation pay or other amounts then due to me from the Company. If any amount due back to WWE remains over and above the offset described herein, I will pay such remaining portion on or before my last day of work with the Company.

This Exhibit A also acknowledges that WWE will reimburse me for expenses related to relocation which are incurred by me during the first 12 months of employment up to the maximum amount of $20,000. If I voluntarily terminate employment with WWE within one year of my first day of active work, I must reimburse WWE all relocation expenses paid to me as of the termination date; and I will be solely responsible for any such expenses incurred after that termination date.  Reimbursement is due within 10 days following last day of employment, and I hereby authorize WWE to reduce any final compensation due me to the maximum extent permissible by law to apply to any such amounts owed back to WWE.

Very truly yours,

/s/ KAREN MULLANE

Karen Mullane

Date: 11/19/2020